[NEWELL RUBBERMAID LOGO] OCTOBER 11, 2005	NEWS RELEASE PAGE 1 OF 2

Newell Rubbermaid Announces Intended Sale of
European Cookware Business

ATLANTA, October 11, 2005 - Newell Rubbermaid Inc. (NYSE: NWL) announced today that it has entered into an agreement for the intended sale of its Newell Cookware Europe business to Arc International S.A. The intended sale is subject to consultation with applicable works councils, trade unions and employees.

The Newell Cookware Europe business, which includes the brands Pyrex® (used under exclusive license from Corning Incorporated and its subsidiaries in Europe, the Middle East and Africa only) and Vitri®, contributed approximately $115 million of revenue in 2004, reported in the company’s Home & Family segment. The transaction is expected to close on or before January 31, 2006, subject to regulatory approvals and certain other closing conditions.

This transaction is consistent with the company’s intention to divest non-strategic businesses and concentrate on leveraging brand strength and product innovation in its core portfolio of businesses. The company’s other European businesses and the company’s Calphalon business will not be affected by the sale.

Newell Rubbermaid Chief Financial Officer Patrick Robinson said, “We continue to stay focused on improving our core businesses and strengthening our portfolio which will better position our organization to deliver long-term sustainable growth.”

In connection with this transaction, the company expects to record a total net loss of approximately $25-$35 million, approximately $23 million of which will be recorded as a non-cash impairment charge in the third quarter 2005. The company will report third quarter and full year 2005 earnings per share on a GAAP basis and on a proforma basis, excluding impairment charges.

[NEWELL RUBBERMAID LOGO] OCTOBER 11, 2005	NEWS RELEASE PAGE 2 OF 2

Caution Concerning Forward-Looking Statements

The statements in this press release that are not historical in nature constitute forward-looking statements. These forward-looking statements relate to information or assumptions about internal sales, income/(loss), earnings per share, capital expenditures, cash flow, dividends, restructuring, impairment and other charges, potential losses on divestiture, costs and cost savings and management’s plans, projections and objectives for future operations and performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail economies in various parts of the world; competition with numerous other manufacturers and distributors of consumer products; major retailers’ strong bargaining power; changes in the prices of raw materials used by the company; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands; our ability to improve productivity and streamline operations; our ability to integrate previously acquired businesses; our ability to complete proposed acquisitions and divestitures; the risks inherent in our foreign operations and those factors listed in the company’s 2005 second quarter Form 10-Q, including Exhibit 99.1 thereto, filed with the Securities and Exchange Commission.

About the Company

Newell Rubbermaid Inc. is a global marketer of consumer and commercial products with 2004 sales of $6.5 billion and a powerful brand family including Sharpie®, Paper Mate®, Waterman®, EXPO®, Rubbermaid®, Calphalon®, Graco®, Goody®, BernzOmatic®, IRWIN® and Lenox®. The company is headquartered in Atlanta, Ga., and has over 31,000 employees worldwide.

This press release and additional financial information about the company are available on the company’s website at www.newellrubbermaid.com.